NEWS
RELEASE
FOR IMMEDIATE RELEASE

NRG Announces Notice of Conditional Offers to Purchase and Concurrent Alternative Consent
Solicitations for $4.7 Billion of Outstanding Senior Notes

Princeton, NJ; (November 2, 2007) – NRG Energy, Inc. (NYSE: NRG) announced today that, in connection with the previously-announced implementation of a new holding company structure to facilitate its capital allocation plan, it has commenced conditional cash offers to purchase any and all of its $4.7 billion of outstanding senior notes at 101% of the principal amount, plus accrued interest, as required by the indentures for its 7.25% senior notes due 2014, 7.375% senior notes due 2016 and 7.375% senior notes due 2017 (the Notes). In addition to these contractually required offers, NRG announced a concurrent alternative solicitation of consents that will provide each investor with an opportunity to forgo its right to require NRG to make the offers to purchase with respect to its Notes.

The cash tender offers are expressly conditioned on the consummation of a merger to implement the holding company structure, as contemplated by the merger agreement dated November 2, 2007, among NRG Energy, Inc. and two newly formed subsidiaries, NRG Holdings, Inc. (Holdco) and NRG Merger Sub, Inc. Upon consummation of the merger, NRG Energy, Inc. will remain the issuer of the Notes and will become a wholly owned subsidiary of Holdco. In the event that the merger is not consummated for any reason, NRG will be under no obligation to consummate the tender offers (although NRG reserves the right to accept tenders and purchase tendered Notes even if the merger is not consummated).

The concurrent alternative consent solicitation for each series of Notes is not conditioned on receipt of consents representing a minimum percentage of outstanding Notes of any series. Each holder of Notes that consents to forgo the requirement for the tender offer with respect to its Notes will receive a minimum consent fee of $1.25 in cash per $1,000 principal amount of Notes upon consummation of the merger, whether or not any other holders of Notes elect to consent. Furthermore, in the event that holders of a majority in aggregate principal amount of a particular series of Notes consent to forgo the tender offer, consenting holders of Notes of that series will receive upon consummation of the merger a consent fee per $1,000 principal amount of Notes equal to $1.25 divided by the percentage of Notes of that series which consented. In the event that a majority of consents for a particular series of Notes are received, NRG will not be obligated to purchase any Notes of that series (although it reserves the right to do so) and will have the option to terminate the tender offer for that series of Notes in its discretion.

Notes may either be tendered into a tender offer for a particular series or may be consented, but not both. Notes of any series that are tendered into a tender offer will not be eligible to receive the consent payment, even if consents representing a majority in aggregate principal amount of that series are received, thereby eliminating the requirement for the tender offer with respect to all outstanding Notes of that series. In addition, Notes that are neither tendered nor consented will not be eligible to receive the consent payment under any circumstances.

In connection with the transaction, Bank of America has provided NRG Energy, Inc. with a $4.2 billion senior unsecured debt financing commitment, subject to customary conditions, to fund the tender offers together with a portion of NRG’s cash on hand. In addition, as previously disclosed, the Company entered into a new $1 billion senior credit facility at Holdco on June 8, 2007, as part of NRG’s refinancing transaction. NRG intends to fund the Holdco facility upon consummation of the merger and pay the proceeds to NRG Energy, Inc. as an equity contribution. NRG will use the net proceeds for the prepayment of a portion of its existing Term B loan, resulting in a reduction in debt at NRG Energy, Inc. but no change to the Company’s consolidated debt levels. Upon completion, the restricted payments capacity under the indentures governing the Notes will increase by an amount equal to the equity contribution. As previously announced, in light of the Company’s projected earnings and cash flow profile, the Company plans to target an annual return of capital to shareholders, consisting of both fixed (dividend) and variable (share repurchase) components, of approximately 3% per annum.

The tender offers are being made pursuant to the provisions of the indentures governing the Notes that require NRG to make an offer to repurchase Notes at a price of 101% of the principal amount thereof, plus accrued interest, upon a “Change of Control,” as defined therein. The holding company merger, if completed, will constitute a “Change of Control” under the indentures governing the Notes. Conducting the tender offers as described above will fulfill NRG’s obligation with respect to the change of the control provisions of the indentures governing the Notes. NRG will not have any obligation to make any other offer as a consequence of implementing the holding company structure pursuant to the merger agreement as described above. However, NRG reserves the right, whether or not the tender offers or the consent solicitations are consummated, to acquire Notes from time to time in the future through open market purchases, privately negotiated purchases, redemptions, tender offers or otherwise, upon such terms and at such prices as NRG in its sole discretion may determine.

The tender offers and the consent solicitations will expire at 9:00 a.m., New York City time, on Tuesday, December 4, 2007, unless extended. NRG reserves the right, but is not obligated, to extend the tender offers and the consent solicitations. Tenders may be withdrawn and consents may be revoked at any time prior to expiration.

The complete terms of the tender offers and consent solicitations are contained in the Notice of Conditional Offers to Purchase and Concurrent Alternative Consent Solicitations Statement dated November 2, 2007, which is being sent to holders of Notes. Each tender offer or consent solicitation with respect to a series of Notes is independent of the others.

Banc of America Securities LLC is the exclusive dealer manager for the tender offers and solicitation agent for the consent solicitations. Questions regarding the tender offers and the consent solicitations can be addressed to Banc of America Securities LLC at 888.292.0070 or 212.847.5188. Requests for documents may be directed to MacKenzie Partners, Inc., the information agent, at 800.322.2885 or 212.929.5500.

This news release does not constitute an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes. The tender offers and consent solicitations are being made solely by the Notice of Conditional Offers to Purchase and Concurrent Alternative Consent Solicitations Statement.

Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include NRG’s expectations with respect to the repurchase of notes, the consent solicitation and the formation and funding of Holdco and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, the condition of capital markets generally, our ability to access capital markets, and our ability to achieve the expected benefits and timing of the merger.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

More information on NRG is available at www.nrgenergy.com

Contacts:

Media:	Investors:
Meredith Moore 609.524.4522	Nahla Azmy 609.524.4526
Lori Neuman 609.524.4525	Kevin Kelly 609.524.4527